Exhibit 2.1

FUTURE OF HOUSING FUND, INC.

ARTICLES OF INCORPORATION

ARTICLE 1

INCORPORATOR

The undersigned, David Perduk, whose address is c/o Future of Housing Fund, Inc., 4600 Campus Drive, Suite 201, Newport Beach, CA 92660, being at least 18 years of age, does hereby form the Corporation under the general laws of the State of Maryland.

ARTICLE II

NAME

The name of the corporation is Future of Housing Fund, Inc. (the “Corporation”).

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the charter of the Corporation (the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code or any successor provision.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland and the name and address of the resident agent of the Corporation in the State of Maryland are c/o Registered Agent Solutions, Inc., 8007 Baileys Lane, Pasadena, Maryland 21122. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be four, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

David Perduk
Shital Patel
Hanni Yong
Sahil Gandhi

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A director shall be elected by a plurality of all the votes cast by the stockholders in the election of directors. Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws.

The Corporation elects, effective at such time as it becomes eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Section 5.2 Extraordinary Actions. Except as specifically provided in Section 5.8 (relating to removal of directors), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.4 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors upon such terms and conditions as may be specified by the Board of Directors, determines that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.5 Indemnification. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter and the Bylaws shall vest immediately upon election of a director or officer. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advancement of expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in the Charter shall not be deemed exclusive of or limit in any way other rights to which any individual seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Section 5.5, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Section 5.5, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

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Section 5.6 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of shares of stock of any class or series of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.7 REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article VII.

Section 5.8 Removal of Directors. Subject to the rights of holders of shares of one or more classes or series of Preferred Stock (as defined below) to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 5.9 Advisor Agreements. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

Section 5.10 Corporate Opportunities. The Corporation shall have the power, by resolution of the Board of Directors, to renounce any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to the Corporation or developed by or presented to one or more directors or officers of the Corporation.

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ARTICLE VI

STOCK

Section 6.1 Authorized Shares. The Corporation has authority to issue 15,000,000 shares of stock, consisting of 7,500,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 7,500,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $150,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. Upon payment of consideration for and issuance of any shares of stock, such shares shall be non-assessable.

Section 6.2 Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock. Any shares of Common Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued shares of Common Stock.

Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any class or series from time to time, into one or more classes or series of stock with such rights, preferences and privileges as the Board of Directors may determine.

Section 6.4 Classified or Reclassified Shares. Prior to the issuance of classified or reclassified shares of any class or series of stock, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 6.5 Action by Stockholders. Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.

Section 6.6 Charter and Bylaws. The rights of all stockholders and the terms of all stock of the Corporation are subject to the provisions of the Charter and the Bylaws.

Section 6.7 Distributions. The Board of Directors from time to time may authorize the Corporation to declare and pay to stockholders such dividends or other distributions in cash or other assets of the Corporation or in securities of the Corporation, including in shares of one class or series of the Corporation’s stock payable to holders of shares of another class or series of stock of the Corporation, or from any other source as the Board of Directors in its sole and absolute discretion shall determine. The exercise of the powers and rights of the Board of Directors pursuant to this Section 6.7 shall be subject to the provisions of any class or series of shares of the Corporation’s stock at the time outstanding.

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Section 6.8 Issuance of Shares Without Certificates. Unless otherwise provided by the Board of Directors, the Corporation shall not issue stock certificates. The Corporation shall continue to treat the holder of uncertificated Capital Stock registered on its stock ledger as the owner of the shares noted therein until the new owner delivers a properly executed form provided by the Corporation for that purpose. With respect to any shares of Capital Stock that are issued without certificates, information regarding restrictions on the transferability of such shares that would otherwise be required by the MGCL to appear on the stock certificates will instead be furnished to stockholders upon request and without charge.

Section 6.9 Articles and Bylaws. The rights of all stockholders and the terms of all shares of stock of the Corporation are subject to the provisions of these Articles and the Bylaws.

Section 6.10 Tax on Disqualified Organizations. To the extent that the Corporation incurs any tax pursuant to Section 860E(e)(6) of the Code as the result of any “excess inclusion” income (within the meaning of Section 860E of the Code) of the Corporation allocable to a “disqualified organization” (as defined in Section 860E(e)(5) of the Code) that holds Common Stock or Preferred Stock in record name, the Corporation shall reduce the distributions payable to any such “disqualified organization” in the manner described in Treasury Regulations Section 1.860E-2(b)(4), by reducing from one or more distributions to be paid to such stockholder an amount equal to the tax incurred by the Corporation pursuant to Section 860E(e)(6) as a result of such stockholder’s stock ownership.

Section 6.11 Dividend Reinvestment Plans. The Board of Directors may establish, from time to time, a dividend reinvestment plan or plans. Under any dividend reinvestment plan, (a) all material information regarding dividends to the Common Stockholders and the effect of reinvesting such dividends, including the tax consequences thereof, shall be provided to the Common Stockholders not less often than annually, and (b) each Common Stockholder participating in such plan shall have a reasonable opportunity to withdraw from the plan not less often than annually after receipt of the information required in clause (a) above.

ARTICLE VII

RESTRICTION ON TRANSFER, OWNERSHIP,
ACQUISITION AND REDEMPTION OF SHARES

Section 7.1 Definitions. For purposes of this Article VII, the following terms shall have the following meanings:

“Acquire” shall mean the acquisition of Beneficial or Constructive Ownership of Common Shares by any means, including, without limitation, the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner or Constructive Owner. The terms “Acquires” and “Acquisition” shall have correlative meanings.

“Beneficial Ownership” shall mean ownership of Common Shares by an individual who would be treated as an owner of such shares under Section 542(a)(2) of the Code, either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. For purposes of this definition, the term “individuals” also shall include any organization, trust or other entity that is treated as an individual for purposes of Section 542(a)(2) of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean a beneficiary of the Excess Shares Trust as determined pursuant to Section 7.13.1.

“Board” or “Board of Directors” shall mean the Board of Directors of the Corporation.

“Bylaws” shall mean the Bylaws of the Corporation, as the same are in effect from time to time.

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“Closing Price” on any day shall mean the last sale price, or if no such sale takes place on that day or, if there is such closing prices otherwise are not available, the fair market value of the affected class or series of Common Shares as of such day, as determined by the Board of Directors in its discretion.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Common Shares Ownership Limit” shall mean, subject to the exceptions set forth in Section 7.9, nine and eights tenths percent (9.8%) of the outstanding Common Shares of the Corporation, or, from and after the date hereof, such greater percentage of the outstanding Common Shares of the Corporation as the Board of Directors may establish pursuant to the authority expressly vested in the Board of Directors in Section 7.10 (but in no event to more than nine and nine tenths percent (9.9%) of the outstanding Common Shares of the Corporation, as so adjusted), subject to the limitations contained in Section 7.11.

“Constructive Ownership” shall mean ownership of Common Shares by a Person who would be treated as an owner of such shares, either actually or constructively, directly or indirectly, though the application of Section 318 of the Code, as modified by Section 856(d)(5) thereof. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

“Excess Shares” is defined in Section 7.3.

“Excess Shares Trust” shall mean the trust created pursuant to Section 7.13.

“Excess Shares Trustee” shall mean the Corporation as Trustee of the Excess Shares Trust, and any successor trustee appointed by the Corporation.

“Market Price” on any day shall mean the average of the Closing Prices for the ten (10) consecutive Trading Days immediately preceding such day (or those days during such ten (10)-day period for which Closing Prices are available).

“Ownership Limit” shall mean the Common Shares Ownership Limit.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participated in a public offering of Common Shares for a period of sixty (60) days following the purchase by such underwriter of such Common Shares therein, provided that the foregoing exclusion shall apply only if the ownership of such Common Shares by an underwriter or underwriters participating in a public offering would not cause the Corporation to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(a) of the Code or otherwise cause the Corporation to fail to qualify as a REIT.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer or Acquisition or any event or transaction other than a purported Transfer or Acquisition that, in either case, results in Excess Shares, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Common Shares if such Transfer, Acquisition or other event or transaction had been valid under Section 7.2. The Purported Beneficial Transferee and the Purported Record Transferee may be the same Person.

“Purported Record Transferee” shall mean, with respect to any purported Transfer or Acquisition or any event or transaction other than a purported Transfer or Acquisition that, in either case, results in Excess Shares, the record holder of the Common Shares if such Transfer. Acquisition or other event or transaction had been valid under Section 7.2. The Purported Record Transferee and the Purported Beneficial Transferee may be the same Person.

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“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day after the date hereof on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt, or continue, to qualify as a REIT.

“Trading Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the state of California are authorized or obligated by law or executive order to close.

“Transfer” shall mean any sale, transfer, gift, hypothecation, assignment, devise or other disposition of a direct or indirect interest in Common Shares or the right to vote or receive dividends on Common Shares (including (i) the granting of any option (including any option to acquire an option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of Common Shares or the right to vote or receive dividends on Common Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Common Shares, whether voluntary or involuntary, of record, constructively or beneficially, and whether by operation of law or otherwise). The terms “Transfers,” “Transferred” and “Transferable” shall have correlative meanings.

Section 7.2 Ownership and Transfer Limitations.

(a) Notwithstanding any other provision of these Articles of Incorporation, except as provided in Section 7.9, from and after the date hereof and prior to the Restriction Termination Date, no Person shall Beneficially or Constructively Own Common Shares in excess of the Common Shares Ownership Limit.

(b) Notwithstanding any other provision of these Articles of Incorporation, except as provided in Section 7.9 and Section 7.8, from and after the date hereof and prior to the Restriction Termination Date, any Transfer, Acquisition, change in the capital structure of the Corporation, or other purported change in Beneficial or Constructive Ownership of Common Shares or other event or transaction that, if effective, would result in any Person Beneficially or Constructively Owning Common Shares in excess of the applicable Ownership Limit shall be void ab initio as to the Transfer, Acquisition, change in the capital structure of the Corporation, or other purported change in Beneficial or Constructive Ownership or other event or transaction with respect to that number of Common Shares which would otherwise be Beneficially or Constructively Owned by such Person in excess of the applicable Ownership Limit, and none of the Purported Beneficial Transferee or the Purported Record Transferee shall acquire any rights in that number of Common Shares.

(c) Notwithstanding any other provision of these Articles of Incorporation, except as provided in Section 7.9 and Section 7.8, from and after the date hereof and prior to the Restriction Termination Date, any Transfer, Acquisition, change in the capital structure of the Corporation, or other purported change in Beneficial or Constructive Ownership (including actual ownership) of Common Shares or other event or transaction that, if effective, would result in the Common Shares being actually owned by fewer than one hundred (100) Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer, Acquisition, change in the capital structure of the Corporation, or other purported change in Beneficial or Constructive Ownership (including actual ownership) or other event or transaction with respect to that number of Common Shares which otherwise would be owned by the transferee, and the intended transferee or subsequent owner (including a Beneficial or Constructive Owner) shall acquire no rights in that number of Common Shares.

(d) Notwithstanding any other provision of these Articles of Incorporation, except as provided in Section 7.8, from and after the date hereof and prior to the Restriction Termination Date, any Transfer, Acquisition, change in the capital structure of the Corporation, or other purported change in Beneficial or Constructive Ownership of Common Shares or other event or transaction that, if effective, would cause the Corporation to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(h) of the Code or otherwise, directly or indirectly, would cause the Corporation to fail to qualify as a REIT shall be void ab initio as to the Transfer, Acquisition, change in the capital structure of the Corporation, or other purported change in Beneficial or Constructive Ownership or other event or transaction with respect to that number of Common Shares which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code or otherwise, directly or indirectly, would cause the Corporation to fail to qualify as a REIT, and none of the Purported Beneficial Transferee or the Purported Record Transferee shall acquire any rights in that number of Common Shares.

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(e) Notwithstanding any other provision of these Articles of Incorporation, except as provided in Section 7.8, from and after the date hereof and prior to the Restriction Termination Date, any Transfer, Acquisition, change in capital structure of the Corporation, or other purported change in Beneficial or Constructive Ownership of Common Shares or other event or transaction that, if effective, would (i) cause the Corporation to own (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code and (ii) cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, shall be void ab initio as to the Transfer, Acquisition, change in capital structure of the Corporation, or other purported change in Beneficial or Constructive Ownership or other event or transaction with respect to that number of Common Shares which would cause the Corporation to own an interest (directly or Constructively) in a tenant that is described in Section 856(d)(2)(B) of the Code, and none of the Purported Beneficial Transferee or the Purported Record Transferee shall acquire any rights in that number of Common Shares.

Section 7.3 Exchange for Excess Shares.

(a) If, notwithstanding the other provisions contained in this Article VII, at any time from and after the date hereof and prior to the Restriction Termination Date, there is a purported Transfer, Acquisition, change in the capital structure of the Corporation, or other purported change in the Beneficial or Constructive Ownership of Common Shares or other event or transaction such that any Person would Beneficially or Constructively Own Common Shares in excess of the applicable Ownership Limit, then, except as otherwise provided in Section 7.9, such number of Common Shares (rounded up to the next whole number of shares) in excess of the applicable Ownership Limit, automatically shall be exchanged for an equal number of a class of shares referred to as Excess Shares having terms, rights, restrictions and qualifications identical thereto, except to the extent that this Article VII requires different terms (the “Excess Shares”). Such exchange shall be effective as of the close of business on the business day next preceding the date of the purported Transfer, Acquisition, change in capital structure, or other purported change in Beneficial or Constructive Ownership of Common Shares or other event or transaction.

(b) If, notwithstanding the other provisions contained in this Article VII, at any time from and after the date hereof and prior to the Restriction Termination Date, there is a purported Transfer, Acquisition, change in the capital structure of the Corporation, or other purported change in Beneficial or Constructive Ownership of Common Shares or other event or transaction which, if effective, would result in a violation of any of the restrictions described in Section 7.2 or, directly or indirectly, would for any reason cause the Corporation to fail to qualify as a REIT, then the number of Common Shares (rounded up to the next whole number of shares) being Transferred or Acquired or which are otherwise affected by the change in capital structure or other purported change in Beneficial or Constructive Ownership or other event or transaction and which would result in a violation of any of the restrictions described in Section 7.2 or, directly or indirectly, would for any reason cause the Corporation to fail to qualify as a REIT, automatically shall be exchanged for an equal number of Excess Shares having terms, rights, restrictions and qualifications identical thereto, except to the extent that this Article VII requires different terms. Such exchange shall be effective as of the close of business on the business day prior to the date of the purported Transfer, Acquisition, change in capital structure, or other purported change in Beneficial or Constructive Ownership or other event or transaction.

(c) The Board of Directors recognizes that Section 7.3 may become operative because of the purported ownership of Common Shares by two or more (i) partners of a partnership, (ii) stockholders of a corporation, or (iii) members of any other Person. In such event, the Board of Directors shall have the authority in its sole, complete and absolute discretion to determine the number of Common Shares and the identity of the Common Shares of each partner, stockholder or member that automatically shall be exchanged for an equal number of Excess Shares.

Section 7.4 Remedies for Breach. If the Board of Directors or its designee shall at any time determine in good faith that a Transfer, Acquisition, or change in the capital structure of the Corporation or other purported change in Beneficial or Constructive Ownership or other event or transaction has taken place in violation of Section 7.2 or that a Person intends to Acquire or has attempted to Acquire Beneficial or Constructive Ownership of any Common Shares in violation of Section 7.2, the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, Acquisition, or change in the capital structure of the Corporation, or other attempt to Acquire Beneficial or Constructive Ownership of any Common Shares or other event or transaction, including, but not limited to, refusing to give effect thereto on the books of the Corporation or instituting injunctive proceedings with respect thereto; provided, however, that any Transfer, Acquisition, change in the capital structure of the Corporation, attempted Transfer, or other attempt to Acquire Beneficial or Constructive Ownership of any Common Shares or event or transaction in violation of Section 7.2 (as applicable) shall be void ab initio and, where applicable, automatically shall result in the exchange described in Section 7.3, irrespective of any action (or inaction) by the Board of Directors or its designee.

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Section 7.5 Notice of Restricted Transfer. Any Person who Acquires or attempts to Acquire Beneficial or Constructive Ownership of Common Shares in violation of Section 7.2 and any Person who Beneficially or Constructively Owns Excess Shares as a transferee of Common Shares resulting in an exchange for Excess Shares, pursuant to Section 7.3, or otherwise, immediately shall give written notice to the Corporation, or, in the event of a proposed or attempted Transfer or Acquisition or purported change in Beneficial or Constructive Ownership, shall give at least fifteen (15) days prior written notice to the Corporation, of such event and shall promptly provide to the Corporation such other information as the Corporation, in its sole discretion, may request in order to determine the effect, if any, of such Transfer, attempted Transfer, Acquisition, attempted Acquisition or other purported change in Beneficial or Constructive Ownership on the Corporation’s status as a REIT.

Section 7.6 Owners Required to Provide Information. From and after the date hereof and prior to the Restriction Termination Date:

(a) Every Beneficial or Constructive Owner of more than five percent (5%), or such lower percentage or percentages as determined pursuant to regulations under the Code or as may be requested by the Board of Directors in its sole discretion, of the outstanding shares of the Common Shares of the Corporation annually shall, no later than January 31 of each calendar year, give written notice to the Corporation stating (i) the name and address of such Beneficial or Constructive Owner; (ii) the number of shares of the Common Shares Beneficially or Constructively Owned; and (iii) a description of how such shares are held. Each such Beneficial or Constructive Owner promptly shall provide to the Corporation such additional information as the Corporation, in its sole discretion, may request in order to determine the effect, if any, of such Beneficial or Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the applicable Ownership Limit and other restrictions set forth herein.

(b) Each Person who is a Beneficial or Constructive Owner of Common Shares and each Person (including the stockholder of record) who is holding Common Shares for a Beneficial or Constructive Owner promptly shall provide to the Corporation such information as the Corporation, in its sole discretion, may request in order to determine the Corporation’s status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit and other restrictions set forth herein.

Section 7.7 Remedies Not Limited. Nothing contained in this Article VII, except Section 7.8, shall limit the scope or application of the provisions of this Article VII, the ability of the Corporation to implement or enforce compliance with the terms thereof or the authority of the Board of Directors to take any such other action or actions as it may deem necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit and other restrictions set forth herein, including, without limitation, refusal to give effect to a transaction on the books of the Corporation.

Section 7.8 Ambiguity. In the case of ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 7.1 hereof, the Board of Directors shall have the power and authority, in its sole discretion, to determine the application of the provisions of Section 7.3 with respect to any situation, based on the facts known to it.

Section 7.9 Exceptions. It is expected that as the Corporation begins accepting stockholders there will be a start up period during which the various ownership limitations will be exceeded and minimum stockholder thresholds will not yet be attained. Until such time as the Corporation meets the requirements of the Internal Revenue Service for the qualification of the Corporation as a REIT, such requirements will be waived. Additionally, the Board of Directors, upon receipt of a ruling from the Internal Revenue Service, an opinion of counsel, or other evidence satisfactory to the Board of Directors, in its sole discretion, in each case to the effect that the restrictions contained in subsections 7.2(a), 7.2(b), or 7.2(c) will not be violated, may waive or change, in whole or in part, the application of the Ownership Limit with respect to any Person that is not an individual, as such term is defined in Section 542(a)(2) of the Code. In connection with any such waiver or change, the Board of Directors may require such representations and undertakings from such Person or affiliates and may impose such other conditions, as the Board deems necessary, advisable or prudent, in its sole discretion, to determine the effect, if any, of the proposed transaction or ownership of Common Shares on the Corporation’s status as a REIT.

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Section 7.10 Increase in Common Shares Ownership Limit. Subject to the limitations contained in Section 7.11, the Board of Directors is hereby expressly vested with the full power and authority from time to time to increase the Common Shares Ownership Limit. Any such increase shall not constitute or be deemed to constitute an amendment of these Articles of Incorporation, and shall take effect automatically without any action on the part of any stockholder as of the date specified by the Board of Directors that is subsequent to the Board resolution approving and effecting such reduction.

Section 7.11 Limitations on Modifications.

(a) The Ownership Limit for Common Shares may not be increased and no additional ownership limitations may be created if, after giving effect to such increase or creation, the Corporation would be “closely held” within the meaning of Section 856(h) of the Code (assuming ownership of Common Shares by all Persons equal to the greatest of (i) the actual ownership, (ii) the Beneficial Ownership of Common Shares by each Person, or (iii) the Ownership Limit with respect to such Person).

(b) Prior to any modification of the Ownership Limit with respect to any Person, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary, advisable or prudent, in its sole discretion, in order to determine or ensure the Corporation’s status as a REIT.

(c) The Common Shares Ownership Limit may not be increased to a percentage that is greater than nine and nine tenths percent (9.9%) of the outstanding Common Shares of the Corporation.

Section 7.12 Legend. Each certificate for Common Shares shall bear substantially the following legend:

“The securities represented by this certificate are subject to the restrictions on transfer and ownership for the purpose of maintenance of the Corporation’s real estate investment trust (a “REIT’) status under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided pursuant to the Articles of Incorporation of the Corporation, no Person may (i) Beneficially or Constructively Own Common Shares of the corporation in excess of 9.8 percent (or such greater percent as may be determined by the Board of Directors of the Corporation) of the outstanding Common Shares or (ii) Beneficially or Constructively Own Common Shares which would result in the Corporation being “closely held” under Section 856(h) of the Code or which otherwise would cause the Corporation to fail to qualify as a REIT. Any Person who has Beneficial or Constructive Ownership, or who Acquires or attempts to Acquire Beneficial or Constructive Ownership of Common Shares in excess of the above limitations and any Person who Beneficially or Constructively Owns Excess Shares as a transferee of Common Shares resulting in an exchange for Excess Shares (as described below) immediately must notify the Corporation in writing or, in the event of a proposed or attempted Transfer or Acquisition or purported change in the Beneficial or Constructive Ownership must give written notice to the Corporation at least fifteen (15) days prior to the proposed or attempted transfer, transaction or other event. Any Transfer or Acquisition of Common Shares or other event which results in violation of the ownership or transfer limitations set forth in the Articles of Incorporation shall be void ab initio and the Purported Beneficial Transferee and Purported Record Transferee shall not have or acquire any rights in such Common Shares. If the transfer and ownership limitations referred to herein are violated, the Common Shares represented hereby automatically will be exchanged for Excess Shares to the extent of violation of such limitations, and such Excess Shares will be held in trust by the Corporation, all as provided by the Articles of Incorporation of the Corporation. All defined terms used in this legend have the meanings identified in the Articles of Incorporation of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests.”

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Section 7.13 Excess Shares.

7.13.1 Ownership in Trust. Upon any purported Transfer, Acquisition, change in the capital structure of the Corporation, or other purported change in the Beneficial or Constructive Ownership or event or transaction that results in Excess Shares pursuant to Section 7.3, such Excess Shares shall be deemed to have been transferred to the Corporation, as Excess Shares Trustee of an Excess Shares Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Shares may later be transferred pursuant to subsection 7.13.5. Excess Shares so held in an Excess Shares Trust shall be issued and outstanding shares of the Corporation. The Purported Beneficial Transferee (or Purported Record Transferee) shall have no rights in such Excess Shares except as provided in subsections 7.13.3 and 7.13.5. The Excess Shares Trustee shall have the exclusive right to designate a transferee of such Excess Shares upon the terms specified in subsection 7.13.5. The Purported Beneficial Transferee (or Purported Record Transferee) shall have no rights in such Excess Shares except as provided in subsections 7.13.3 and 7.13.5.

7.13.2 Dividend Rights. Excess Shares shall not be entitled to any dividends or distributions (except as provided in subsection 7.13.3). Any dividend or distribution paid prior to the discovery by the Corporation that the Common Shares have been exchanged for Excess Shares shall be immediately repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid at the time of such discovery shall be void ab initio with respect to such Excess Shares.

7.13.3 Rights Upon Liquidation. Except as provided below, in the event of any voluntary or involuntary liquidation, dissolution or winding up, or any other distribution of the assets of the Corporation, each Beneficiary of Excess Shares shall be entitled to receive, ratably with (i) each other Beneficiary of Excess Shares and (ii) each holder of Common Shares, that portion of the aggregate assets available for distribution to holders of Common Shares, determined in accordance with applicable law, as the number of such Excess Shares held in trust for such Beneficiary bears to the total number of Common Shares and Excess Shares then outstanding. The Corporation, as holder of the Excess Shares in trust, or, if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute ratably to the Beneficiaries of the Excess Shares Trust, when determined, any such assets received in respect of the Excess Shares in any liquidation, dissolution or winding up, or any distribution of the assets, of the Corporation. Anything herein to the contrary notwithstanding, in no event shall the amount payable to a Beneficiary of Excess Shares exceed (i) the price per share paid for the Common Shares in the purported Transfer, Acquisition, change in capital structure, or other transaction or event that resulted in the Excess Shares or the price per share paid for the Common Shares that were exchanged for the Excess Shares or (ii) if full value for such Excess Shares was not paid (as through a gift, devise or other event or transaction), a price per share equal to the Market Price for the Common Shares on the date of the purported Transfer, Acquisition, change in capital structure or other transaction or event that resulted in such Excess Shares or the Market Price for the Common Shares on the date they were exchanged for the Excess Shares. Any amount available for distribution in excess of the foregoing limitations shall be paid ratably to the holders of Common Shares and Beneficiaries of the Excess Shares to the extent permitted by the foregoing limitations.

7.13.4 Voting Rights. The holders of Excess Shares shall not be entitled to vote on any matters in respect of such Excess Shares (except as required by the MGCL).

7.13.5 Restrictions on Transfer: Designation of Beneficiary.

(a) Excess Shares shall not be Transferable. The Purported Record Transferee may freely designate a Beneficiary of its interest in the Excess Shares Trust (representing the number of Excess Shares held in the Excess Shares Trust attributable to the Transfer, Acquisition, change in capital structure, or other transaction or event that resulted in the Excess Shares), if (i) the Excess Shares held in the Excess Shares Trust would not be Excess Shares in the hands of such Beneficiary and (ii) the Purported Beneficial Transferee (or Purported Record Transferee) does not receive a price for designating such Beneficiary that reflects a price per share for such Excess Shares that exceeds (x) the price per share such Purported Beneficial Transferee (or Purported Record Transferee) paid for the Common Shares in the purported Transfer, Acquisition, change in capital structure, or other transaction or event that resulted in the Excess Shares or the price per share paid for the Common Shares that were exchanged for the Excess Shares or (y) if the Purported Beneficial Transferee (or Purported Record Transferee) did not give value for such Excess Shares (as through a gift, devise or other event or transaction), a price per share equal to the Market Price for the Common Shares on the date of the purported Transfer, Acquisition, change in capital structure, or other transaction or event that resulted in the Excess Shares or the Market Price for the Common Shares on the date they were exchanged for the Excess Shares. Upon such Transfer of an interest in the Excess Shares Trust, the corresponding Excess Shares in the Excess Shares Trust automatically shall be exchanged for an equal number of Common Shares (depending on the type and class of shares that originally were exchanged for such Excess Shares) and such Common Shares shall be transferred of record to the Beneficiary of the interest in the Excess Shares Trust designated by the Purported Record Transferee, as described above, if such Common Shares would not be Excess Shares in the hands of such Beneficiary. Prior to any Transfer of any interest in the Excess Shares Trust, the Purported Record Transferee must give written notice to the Corporation of the intended Transfer and the Corporation must have waived in writing its purchase rights under subsection 7.13.6.

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(b) Notwithstanding the foregoing, if a Purported Beneficial Transferee (or Purported Record Transferee) receives a price for designating a Beneficiary of an interest in the Excess Shares Trust that exceeds the amounts allowable under subsection (a) of this subsection 7.13.5, such Purported Beneficial Transferee (or Purported Record Transferee) shall immediately pay such excess in full to the Corporation.

(c) If any of the Transfer restrictions set forth in this Article VII or any application thereof is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Purported Beneficial Transferee (or Purported Record Transferee) may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Excess Shares as to which such restrictions would otherwise, by their terms, apply, and to hold such Excess Shares on behalf of the Corporation.

Section 7.13.6 Purchase Right in Excess Shares. Excess Shares shall be deemed to have been offered for sale to the Corporation or its designee at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Shares (or, in the case of a devise or gift or event other than a Transfer or Acquisition which results in the issuance of Excess Shares, the Market Price at the time of such devise or gift or event other than a Transfer or Acquisition which results in the issuance of Excess Shares) or (ii) the Market Price of the Common Shares exchanged for such Excess Shares on the date the Corporation or its designee accepts such offer. The Corporation and its assignees shall have the right to accept such offer for a period of ninety (90) days after the later of (i) the date of the purported Transfer, Acquisition, change in capital structure of the Corporation, or purported change in Beneficial or Constructive Ownership or other event or transaction which resulted in such Excess Shares and (ii) the date on which the Board of Directors determines in good faith that a Transfer, Acquisition, change in capital structure of the Corporation, or purported change in Beneficial or Constructive Ownership or other event or transaction resulting in Excess Shares has occurred, if the Corporation does not receive a notice pursuant to Section 7.5, but in no event later than a permitted Transfer pursuant to, and in compliance with, the terms of subsection 7.13.5.

Section 7.13.7 Remedies Not Limited. Nothing contained in this Article VII shall limit the scope or application of the provisions of this Section 7.13, the ability of the Corporation to implement or enforce compliance with the terms hereof or the authority of the Board of Directors to take any such other action or actions as it may deem necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT and to ensure compliance with the applicable Ownership Limits and the other restrictions set forth herein, including, without limitation, refusal to give effect to a transaction on the books of the Corporation.

Section 7.14 Severability. If any provision of this Article VII or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remainder of this Article VII shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

Section 7.15 Waiver. The Corporation shall have authority at any time to waive the requirements that Excess Shares be issued or be deemed outstanding in accordance with the provisions of this Article VII if the Corporation determines, based on an opinion of tax counsel, that the issuance of such Excess Shares or the fact that such Excess Shares are deemed to be outstanding, would jeopardize the status of the Corporation as a REIT (as that term is defined in subsection 7.1).

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ARTICLE VIII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except as otherwise provided in the next sentence and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. However, any amendment to Section 5.8 or to this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.

ARTICLE IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

IN WITNESS WHEREOF, the undersigned incorporator has signed these Articles of Incorporation and acknowledges the same.

/s/ David Perduk
DAVID PERDUK,
Incorporator

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